Exhibit 10.1
Horizon Lines, Inc.
Performance Grant Agreement
     THIS AGREEMENT, dated May 14, 2009, between HORIZON LINES, INC., (the “Company”) and Charles G. Raymond (the “Participant”), is made pursuant and subject to the provisions of the Horizon Lines, Inc. 2009 Incentive Compensation Plan (the “Plan”) to the extent provided below. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan. The Performance Grant will be administered by the Compensation Committee (“Committee”) of the Board.
1.	Performance Grant. Subject to approval of the Plan at the Company’s 2009 annual meeting of stockholders, the Participant is granted on May 14, 2009 a Performance Grant with a target payment amount of $___ (the “Target Amount”). The Performance Grant is subject to the terms of the Plan and the terms and conditions set forth in this Agreement. The amount payable under the Performance Grant may be from 0% to 150% of the Target Amount, subject to the Committee’s exercise of negative discretion pursuant to Section 3 of this Agreement to reduce or eliminate such amount. Any payment under this Performance Grant will be made in accordance with Section 6 of this Agreement.

2.	Net Income Performance Condition. The Target Amount shall be determined based on Net Income Performance, as defined in Appendix A. The period for determining Net Income Performance begins on March 23, 2009 and ends on December 20, 2009 (the “Performance Period”). The percentage of the Target Amount attained as a result of Net Income Performance for the Performance Period (the “Attained Amount”) shall be determined according to the following table:

Net Income Performance	Attained Amount

$### or greater	150% of Target Amount
$###	100% of Target Amount
$###	50% of Target Amount
Below $###	0%
If the Net Income Performance for the Performance Period is between $### and $###, the percentage for determining the Attained Amount shall be determined by interpolating on a straight-line basis between the top and bottom of the percentage of Target Amount range set forth above.

3.	Negative Discretion.
a.	As soon as practicable after December 26, 2010, the Committee may exercise negative discretion to reduce (but not to increase) the Attained Amount, or to eliminate the Attained Amount in its entirety, if the Committee determines that the Participant has failed to successfully achieve any or all of the strategic objectives set forth in Appendix A. Such a determination shall be made in the Committee’s sole discretion and shall be deemed reasonable and be binding in all respects.

b.	After determining whether and the amount by which the Attained Amount will be reduced for failure to successfully achieve the strategic objectives, the Committee may exercise negative discretion to further reduce the Attained Amount, or to eliminate the Attained Amount in its entirety, if the Committee determines that a Material Adverse Condition then exists or has occurred since March 23, 2009. For purposes of this Performance Grant, a “Material Adverse Condition” shall mean any change, development, or event which materially and adversely affects (or which the Committee determines could reasonably be expected to materially and adversely affect) the assets, liabilities, financial condition, results of operations, business, or prospects of the Company and its Related Companies taken as one enterprise, and as determined in the discretion of the Committee. For the foregoing purpose, the Committee’s determination shall be deemed reasonable and shall be binding in all respects without regard to whether such determination was based on a consideration of the financial statements of the Company or its Related Companies, or whether expected results are quantifiable or susceptible of measurement. The Committee shall not treat a change, development, or condition relating to the economy in general, and not specifically relating to the Company or any of its Related Companies, as a Material Adverse Condition.
4.	Other Conditions.
a.	Employment. Except as provided in Section 5, the Participant’s rights in this Performance Grant shall be forfeited if his employment with the Company terminates or he is placed on an involuntary leave of absence before December 26, 2010.

b.	Share Retention Requirement. As a condition to receiving this Performance Grant, the Participant agrees that he will not sell, assign, transfer, pledge or otherwise dispose of or encumber any of his Covered Shares during the period from March 23, 2009 to

December 25, 2011 (the “Share Retention Period”). For purposes of this Agreement, the term “Covered Shares” shall mean all shares of Company common stock that the Participant currently owns or which he acquires during the Share Retention Period (including through the lapse of vesting or performance conditions on incentive awards), but shall not include any shares subject to a transactions that the Participant entered into prior to September 1, 2008. The foregoing share retention requirement shall not prohibit the Participant from continuing to sell shares of Company common stock under the Securities and Exchange Commission Rule 10b5-1 trading plan he has is in effect on May 14, 2009; provided that such trading plan may not be modified or extended during the Share Retention Period. The Participant shall forfeit all rights in this Performance Grant if the Participant does not comply with these share retention requirements. Notwithstanding the foregoing, the Committee may in its discretion waive these requirements if the Participant’s employment terminates on account of his death or Disability, or if the Participant has incurred a severe financial hardship which in the opinion of the Committee may be alleviated through a waiver of these requirements with respect to some or all of the Covered Shares.
c.	Nontransferability. No rights in the Performance Grant are transferable.
5.	Retirement, Death, Disability and Termination without Cause.
a.	Retirement. If the Participant voluntarily retires when his age and number of years of service with the Company (or any Related Company) equals or exceeds 75, and the Participant would have been eligible for a payment under Section 2 and 3 if the Participant had remained employed until December 26, 2010, the Committee in its sole discretion may authorize payment to the Participant of a portion of the amount he would have received under Sections 2 and 3 if he had remained employed to that date. The maximum payment that the Committee may authorize shall be the amount that the Participant would have been paid had he remained employed to December 26, 2010, multiplied by a fraction equal to (A) the number of months from (and including) April 2009 to the month of the Participant’s retirement, divided by (B) 21 months.

b.	Death, Disability or Termination Without Cause. If the Participant dies, incurs a Disability or is terminated by the Company without Cause (as defined in Appendix A) and the Participant would have been eligible for a payment under Sections 2 and 3 if the Participant had remained employed until December 26, 2010, the

Participant shall receive the amount determined under Sections 2 and 3 as if the Participant had remained employed to that date, multiplied by a fraction equal to (A) the number of months from (and including) April 2009 to the month of the Participant’s death, Disability or termination without Cause, divided by (B) 9 months.
6.	Payment. Any amount payable under this Performance Grant shall be paid to the Participant in a single lump sum cash payment as soon as practicable after January 1, 2011 but no later than June 30, 2011.

7.	No Right to Continued Employment. This Performance Grant does not confer upon the Participant any right with respect to continuance of employment by the Company or any Related Company, nor shall it interfere in any way with the right of the Company or any Related Company to terminate the Participant’s employment at any time.

8.	Tax Withholding. The Company will withhold from any payment the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold with respect to the payment.

9.	Application of the Plan. The Performance Grant is subject to the terms and conditions of the Plan. It is intended that any payment under this Performance Grant will constitute “qualified performance-based compensation” within the meaning of Treasury Regulation section 1.162-27(e). The Committee will certify in writing the Net Income Performance in accordance with the requirements of the Plan. To the maximum extent possible, this Performance Grant and the Plan shall be interpreted and construed consistent with this Section 9.

10.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the grant date of this Performance Grant, as the Plan may be amended from time to time.

11.	Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12.	Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

13.	Recoupment of Payment. If the Participant violates the share retention requirements of Section 4(b) after having received a payment under this

Performance Grant but before the Share Retention Period has ended, the Participant shall return the full amount of the payment to the Company.
14.	Governing Law. This Agreement shall be governed by the laws of the state of Delaware.

15.	Application of Code Section 409A. This Agreement is intended to comply with the requirements of Code section 409A and applicable Treasury Regulations thereunder. Any provision of this Agreement that is contrary to the requirements of Code section 409A and the Treasury Regulations thereunder shall be null, void and of no effect, and the Committee shall interpret and administer the Agreement in a manner that is consistent with the requirements of Code section 409A.
     IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer of the Company.

HORIZON LINES, INC.
By:
Robert S. Zuckerman
Vice President and General Counsel

Participant
By:
Charles G. Raymond

APPENDIX A
Net Income Performance
Net Income Performance is the Company’s net income for the Performance Period, as determined using a GAAP basis and excluding nonrecurring and extraordinary items. Nonrecurring and extraordinary items shall include legal and other costs associated with any government investigation or litigation related to the subject matter of such an investigation, costs associated with the OPEIU severance program, restructuring and impairment charges, and income derived from asset sales.
Strategic Objectives
[OMITTED]
Definition of Cause
For purposes of this Agreement, the Company shall be deemed to have terminated the Participant’s employment for “Cause” if his employment is terminated on account of:
•	the Participant’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties of his position as Chief Executive Officer of the Company, and such failure is not remedied within 30 days after receipt of written notice from the Board specifying such failure;

•	the Participant’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the duties of his position as Chief Executive Officer of the Company, which is not remedied within 30 days after receipt of written notice from the Board specifying such failure;

•	a material breach by the Participant of the Company’s code of ethics, which is not remedied within 30 days after receipt of written notice from the Board specifying such failure;

•	the Participant’s conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the Participant’s position with the Company);

•	the Participant’s knowing unlawful use (including being under the influence) or possession of illegal drugs; or

•	the Participant’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company.
For the purposes of this “Cause” definition, no act (or omission) that is (i) taken in good faith and (ii) not adverse to the best interests of the Company shall be considered to be willful.